Exhibit 13.4

Map of the Proposed East Athabasca Highway and South Haul Road


R10W4
R8W4
T96
T95
T94
T93
T92
N
Fort McMurray
Alberta
Edmonton
Calgary
Canterra Road
Fort McKay
Hammerstone Project Area
SOUTH HAUL ROAD
EAST ATHABASCA HIGHWAY
Highway 63
LEGEND
Major Roads
Lakes and Rivers
East Athabasca Highway
South Haul Road
Hammerstone Project Area
1:200,000
0 2 4 6 8 km
Date: March 26, 08
Author: KAM

Exhibit 13.5: Proposed EAH and South Haul Road